Exhibit 4.61

Equity Transfer Agreement

Pu Dongwan and Zhang Mingjin conclude the equity transfer agreement concerning Startone (Beijing) Information Technology Co., Ltd. in accordance of the shareholders’ meeting resolution on the equity transfer of Beijing Shen Da Hong Tong Information Technology Co., Ltd.

Vendor: Pu Dongwan

Domicile: No. 1101, Unit 3, Building 9, Wan Liu Biao Homestead, Hai Dian District, Beijing

Identity Card No.: 320114671126031

Purchaser: Zhang Mingjin

Domicile: No. 1102 and No.1104, Unit 2, Building 28, Jin Tai Lane, Chao Yang District, Beijing

The Parties agree on the terms as follows:

1.	The Vendor agrees to transfer its capital contribution in the registered capital of Startone (Beijing) Information Technology Co., Ltd. at the price of RMB 4,900,000 to the Purchaser.

2.	The Purchaser agrees to purchase the Vendor’s capital contribution in the registered capital of Startone (Beijing) Information Technology Co., Ltd. at the price of RMB 4,900,000.

3.	The said equity interest shall be formally transferred on October 25, 2005, and from then on, the Vendor shall not enjoy the shareholder’s right or assume the shareholder’s obligation; and the Purchaser shall enjoy the shareholder’s right and assume the shareholder’s obligation to the extent to its capital contribution.

4.	This Agreement is made in 4 duplicates and shall come into effect upon execution of both Parties.

Vendor:	Pu Dongwan	Purchaser:	Zhang Mingjin

Signature:	/s/ Pu Dongwan	Signature:	/s/ Zhang Mingjin

Date:	October 25, 2005